Exhibit 10.77

Terms of Lender Agreement

This Lender Agreement ("Agreement") is entered into by and between OrangeHook, Inc. ("OrangeHook"), a Florida corporation with headquarter offices at 319 Barry Ave. S., Ste. 300, Wayzata, MN 55391 and Richard Bernstein ("Bernstein") of , MN (collectively, the "Parties") on January 19, 2017 ("Date of Origination").

The Parties agree as follows:

1. Bernstein will loan $300,000 (the "Loan") to OrangeHook.

2. In consideration for this amount, OrangeHook will pay Bernstein 20 basis points per day until the Loan is repaid no later than February 15, 2017 ("Loan Period"); provided, however, that the amount owed to Bernstein will be a minimum of $12,000 in interest, even if the Loan is repaid prior to twenty (20) days from the Date of Origination, plus the principal amount of $300,000.

3. Regardless of the source, the first $300,000 of any monies received will be paid to Bernstein upon receipt and Bernstein's receipt of such amount will constitute a payment under this Agreement.  The amount of the Loan will be reduced on a dollar-for-dollar basis upon Bernstein's receipt of any payments from OrangeHook under this Agreement.

Agreed to and Accepted By:

OrangeHook, Inc.

/s/ David C. Carlson	Date: 01/19/2017
David C. Carlson
Title: CFO

/s/ Richard Bernstein	Date: 01/19/2017
Richard Bernstein

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT

Richard Bernstein Plaintiff, vs. OrangeHook, Inc., a Minnesota corporation Defendant.	Court File No. ______________ CONFESSION OF JUDGMENT AND VERIFIED STATEMENT OF ORANGEHOOK, INC.

Pursuant to Minn. Stat. § 548.22, Defendant OrangeHook, Inc., a Florida corporation ("Defendant"), hereby executes the following Confession of Judgment and Verified Statement in favor of Plaintiff Richard Bernstein ("Plaintiff"), and in connection herewith, states and stipulates as follows:

1.          The Defendant executed and delivered to Plaintiff a Lender Agreement dated January 19, 2017, in the original principal amount of Three Hundred Thousand dollars ($300,000.00) (the "Lender Agreement"), with all amounts owed under the Lender Agreement being due and payable in full on February 15, 2017.  A true and correct copy of the Lender Agreement is attached hereto as Exhibit A and incorporated herein.

2.          If the Defendant fails to make any payment required to be made by the Defendant under the Lender Agreement on the date when due, Defendant agrees that a judgment may be entered without notice in favor of Plaintiff and against Defendant in the amount of Three Hundred Thousand dollars ($300,000.00) less any payments received by Plaintiff pursuant to the Lender Agreement, plus all interest accrued thereon, together with any and all costs of collection and reasonable attorneys' fees that Plaintiff incurs in enforcing this judgment.

Dated: January 19, 2017

STATE OF MINNESOTA)
                                              ) ss.
COUNTY OF HENNEPIN)

OrangeHook, Inc., a Florida corporation

By: /s/ David C. Carlson
             David C. Carlson, Its Chief Executive Officer

David C. Carlson, being duly sworn on oath deposes and states that he is the Chief Financial Officer of OrangeHook, Inc., a Florida corporation, that he has signed the foregoing Confession of Judgment on behalf of OrangeHook, Inc.; that such corporation is indebted to Richard Bernstein in the amount of Three  Hundred Thousand and no/100ths dollars plus accrued interest  ($300,000 plus accrued interest) less any payments made by said corporation pursuant to the Lender Agreement; that the facts stated in the Confession of Judgment are true and correct; and he willingly and voluntarily executed this Confession of Judgment on behalf of said corporation.

/s/ David C. Carlson
          David C. Carlson